As filed with the Securities and Exchange Commission on December 7, 2015

Registration No. 333-197649

Registration No. 333-175194

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-197649

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-175194

UNDER

THE SECURITIES ACT OF 1933

FREESCALE SEMICONDUCTOR, LTD.*

(Exact name of registrant as specified in its charter)

Bermuda	98-0522138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6501 William Cannon Drive West

Austin, Texas 78735

Telephone: (512) 895-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan

Amended and Restated Freescale Semiconductor, Ltd. Employee Share Purchase Plan

Freescale Holdings 2006 Management Incentive Plan

Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan

Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan

Freescale Semiconductor Holdings I, Ltd. Employee Share Purchase Plan

(Full Titles of Plans)

Jennifer B. Wuamett

Senior Vice President, General Counsel and Secretary

Freescale Semiconductor, Ltd.

6501 William Cannon Drive West

Austin, TX 78735

Telephone: (512) 895-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

(*)	As more specifically described in the Current Report on Form 8-K filed by Freescale Semiconductor, Ltd. on December 7, 2015, Freescale Semiconductor Holdings V, Inc. is the successor-in-interest to Freescale Semiconductor, Ltd.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the following Registration Statements of Freescale Semiconductor, Ltd. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement No. 333-197649, pertaining to the Registrant’s common shares, par value $0.01 per share (the “Common Shares”) issuable under the Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan and the Amended and Restated Freescale Semiconductor, Ltd. Employee Share Purchase Plan; and

•	Registration Statement No. 333-175194, pertaining to the Registrant’s Common Shares issuable under the Freescale Holdings 2006 Management Incentive Plan, the Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan, the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan and the Freescale Semiconductor Holdings I, Ltd. Employee Share Purchase Plan.

On December 7, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of March 1, 2015, by and among NXP Semiconductors N.V., a Dutch public limited liability company (“Parent”), Nimble Acquisition Limited, a Bermuda exempted limited liability company and indirect, wholly-owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation and as a wholly-owned, indirect subsidiary of Parent.

As a result of the Merger, the Registrant terminated any and all offerings of its securities pursuant to each of the Registration Statements. In accordance with an undertaking contained in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under such Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of December, 2015.

Freescale Semiconductor, Ltd.

By:	/s/ Jennifer B. Wuamett
Jennifer B. Wuamett
Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.